Exhibit 99.1

101 JFK Parkway, Short Hills, NJ 07078
news release
Contact: Thomas Splaine (973) 924-5184
tsplaine@myinvestorsbank.com

Investors Bancorp, Inc. Announces Fourth Quarter Financial Results and Cash Dividend

Short Hills, N.J. - (PR NEWSWIRE) - January 29, 2015 - Investors Bancorp, Inc. (NASDAQ:ISBC) (“Company”), the holding company for Investors Bank (“Bank”), reported net income of $43.1 million for the three months ended December 31, 2014 compared to net income of $27.5 million for the three months ended December 31, 2013. Basic and diluted earnings per share were $0.13 and $0.12 for the three months ended December 31, 2014 compared to basic and diluted earnings per share of $0.09 for the three months ended December 31, 2013.

Net income for the year ended December 31, 2014 was $131.7 million compared to net income of $112.0 million for the year ended December 31, 2013. Basic and diluted earnings per share were $0.38 for the year ended December 31, 2014 compared to $0.40 for the year ended December 31, 2013. Net income for the year ended December 31, 2014 includes one-time items related to the Company's recent acquisitions, certain expenses related to the second step capital offering and a tax benefit related to changes in New York state tax law. Excluding these one-time items, net income for the year ended December 31, 2014 would have been $148.6 million. (1)

Kevin Cummings, President and CEO commented, “2014 was a historic year for Investors Bank. Our successful second step capital raise allows us to continue our strategic plans to grow and transition to a commercial bank. 2015 will also be an exciting year as we prepare for our core processing conversion which will enable us to efficiently service our customers and offer more products.”

Mr. Cummings also said, “I want to thank our staff for their hard work and dedication. The successes achieved this year would not have been possible without them.”

The Company announced today that the Board of Directors increased its quarterly cash dividend to $0.05 per share. In addition, in an effort to return excess capital to our shareholders, a special cash dividend of $0.05 per share was announced. The cumulative $0.10 dividend will be paid to shareholders on February 24, 2015 with a record date of February 9, 2015.

The following represents performance highlights and significant events that occurred during the period:

•
Stockholders' equity increased $2.24 billion from December 31, 2013 primarily as a result of the completion of the second step capital offering in May 2014 in which the Company raised net proceeds of $2.15 billion.

•
Net loans increased $2.01 billion, or 15.6%, to $14.89 billion at December 31, 2014 from $12.88 billion at December 31, 2013. On a linked quarter basis, loans increased by $718 million or 5.1%. During the year ended December 31, 2014, we originated $1.67 billion in multi-family loans, $869.7 million in commercial real estate loans, $445.4 million in commercial and industrial loans, $124.3 million in consumer and other loans and $44.8 million in construction loans.

•
Deposits increased by $1.45 billion from $10.72 billion at December 31, 2013 to $12.17 billion at December 31, 2014. On a linked quarter basis, deposits increased $700 million or 6.1%. During the fourth quarter, we ran a successful deposit campaign, raising over $460 million in new deposits. Core deposit accounts- savings, checking and money market- increased $2.27 billion or 30.9% from December 31, 2013 and represent approximately 79% of total deposits as of December 31, 2014.

•
Net interest margin for the three months ended December 31, 2014 was 3.17%. This represents a ten basis point decrease compared to the quarter ended September 30, 2014 and a decrease of 24 basis points compared to the quarter ended December 31, 2013. Prepayment penalties were lower for the quarter ended December 31, 2014 compared to the quarters ended September 30, 2014 and December 31, 2013 and cash balances were higher due to the successful deposit campaign.

As a result of the completion of the second step capital offering, all historical share information has been revised to reflect the 2.55-to-one exchange ratio.

Comparison of Operating Results

Interest and Dividend Income

Total interest and dividend income increased by $25.0 million, or 17.2%, to $171.1 million for the three months ended December 31, 2014 from $146.0 million for the three months ended December 31, 2013. This increase is attributed to the average balance of interest-earning assets increasing $3.80 billion, or 27.4%, to $17.67 billion for the three months ended December 31, 2014 from $13.88 billion for the three months ended December 31, 2013 as a result of the second step capital offering, organic growth and acquisitions. This was partially offset by the weighted average yield on interest-earning assets decreasing 34 basis points to 3.87% for the three months ended December 31, 2014 compared to 4.21% for the three months ended December 31, 2013.

Interest income on loans increased by $20.6 million, or 15.3%, to $155.5 million for the three months ended December 31, 2014 from $134.9 million for the three months ended December 31, 2013, reflecting a $2.49 billion, or 20.9%, increase in the average balance of net loans to $14.45 billion for the three months ended December 31, 2014 from $11.96 billion for the three months ended December 31, 2013. The increase is primarily attributed to the average balance of multi-family loans, commercial real estate loans, residential loans and commercial and industrial loans increasing $1.05 billion, $660.7 million, $462.8 million and $248.4 million, respectively, as we continue to grow our loan portfolio. This was partially offset by a decrease of

20 basis points in the weighted average yield on net loans to 4.31% for the three months ended December 31, 2014 from 4.51% for the three months ended December 31, 2013. The decrease in the weighted average yield on net loans reflects lower rates on new and refinanced loans due to the current interest rate environment. In addition, prepayment penalties, which are included in interest income, decreased to $3.1 million for the three months ended December 31, 2014 from $5.2 million for the three months ended December 31, 2013.

Interest income on all other interest-earning assets, excluding loans, increased by $4.4 million, or 40.0%, to $15.6 million for the three months ended December 31, 2014 from $11.1 million for the three months ended December 31, 2013. The increase is attributed to the $1.30 billion increase in the average balance of all other interest-earning assets, excluding loans, to $3.22 billion for the three months ended December 31, 2014 from $1.92 billion for the three months ended December 31, 2013. A portion of the second step capital offering proceeds was initially used to purchase investment securities. In addition, average cash balances for the three months ended December 31, 2014 include the proceeds from the deposit campaign which was not fully utilized until late in the fourth quarter. This increase was partially offset by a 38 basis point decrease in the weighted average yield on interest-earning assets, excluding loans, to 1.93% for the three months ended December 31, 2014 compared to 2.31% for the three months ended December 31, 2013.

Total interest and dividend income increased by $115.8 million, or 21.2%, to $660.9 million for the year ended December 31, 2014 from $545.1 million for the year ended December 31, 2013. This increase is attributed to the average balance of interest-earning assets increasing $3.67 billion, or 28.4%, to $16.58 billion for the year ended December 31, 2014 from $12.91 billion for the year ended December 31, 2013. This was partially offset by the weighted average yield on interest-earning assets decreasing 23 basis points to 3.99% for the year ended December 31, 2014 compared to 4.22% for the year ended December 31, 2013.

Interest income on loans increased by $98.8 million, or 19.6%, to $603.4 million for the year ended December 31, 2014 from $504.6 million for the year ended December 31, 2013, reflecting a $2.71 billion, or 24.5%, increase in the average balance of net loans to $13.78 billion for the year ended December 31, 2014 from $11.07 billion for the year ended December 31, 2013. The increase is primarily attributed to the average balance of multi-family loans, residential loans, commercial real estate loans and commercial and industrial loans increasing $1.04 billion, $794.1 million,$611.6 million and $152.3 million, respectively, as we continue to grow our loan portfolio. These increases were partially offset by a 18 basis point decrease in the weighted average yield on net loans to 4.38% for the year ended December 31, 2014 from 4.56% for the year ended December 31, 2013. The decrease in the weighted average yield on net loans reflects lower rates on new and refinanced loans due to the current interest rate environment. Prepayment penalties, which are included in interest income, increased to $16.3 million for the year ended December 31, 2014 from $15.9 million for the year ended December 31, 2013.

Interest income on all other interest-earning assets, excluding loans, increased by $17.0 million, or 42.0%, to $57.4 million for the year ended December 31, 2014 from $40.4 million for the year ended December 31, 2013. The average balance of all other interest-earning assets, excluding loans, increased by $958.6 million to $2.81 billion for the year ended December 31, 2014 from $1.85 billion for the year ended December 31, 2013. A portion of second step capital offering proceeds was initially used to purchase investment securities. This was partially offset by the weighted average yield on interest-earning assets, excluding loans, decreasing by 14 basis points to 2.05% for the year ended December 31, 2014 compared to 2.19% for the year ended December 31, 2013.

Interest Expense

Total interest expense increased by $3.1 million, or 11.3%, to $30.9 million for the three months ended December 31, 2014 from $27.8 million for the three months ended December 31, 2013. This increase is due to the average balance of total interest-bearing liabilities increasing by $1.26 billion, or 10.4%, to $13.36 billion for the three months ended December 31, 2014 from $12.10 billion for the three months ended December 31, 2013. In addition, the weighted average cost of total interest-bearing liabilities increased 1 basis point to 0.93% for the three months ended December 31, 2014 compared to 0.92% for the three months ended December 31, 2013 which is partially attributable to paying off lower cost, short-term borrowings.

Interest expense on interest-bearing deposits increased $2.7 million, or 20.0% to $16.0 million for the three months ended December 31, 2014 from $13.3 million for the three months ended December 31, 2013. This increase is attributed to the average balance of total interest-bearing deposits increasing $2.14 billion, or 24.7% to $10.83 billion for the three months ended December 31, 2014 from $8.68 billion for the three months ended December 31, 2013. This increase was partially offset by a 2 basis point decrease in the weighted average cost of interest-bearing deposits to 0.59% for the three months ended December 31, 2014 from 0.61% for the three months ended December 31, 2013 as deposit rates declined due to the current interest rate environment.

Interest expense on borrowed funds increased by $469,000, or 3.2%, to $15.0 million for the three months ended December 31, 2014 from $14.5 million for the three months ended December 31, 2013. The weighted average cost of borrowings increased to 2.36% for the three months ended December 31, 2014 from 1.70% for the three months ended December 31, 2013 as maturing lower rate short-term borrowings were paid off. This increase was offset by the average balance of borrowed funds decreasing $881.4 million or 25.8%, to $2.53 billion for the three months ended December 31, 2014 from $3.41 billion for the three months ended December 31, 2013. Approximately half of the proceeds from the second step capital offering was used to pay down maturing, short-term borrowings.

Total interest expense increased by $9.2 million, or 8.4%, to $118.9 million for the year ended December 31, 2014 from $109.6 million for the year ended December 31, 2013. This increase is attributed to the average balance of total interest-bearing liabilities increasing by $1.75 billion, or 15.6%, to $13.00 billion for the year ended December 31, 2014 from $11.24 billion for the year ended December 31, 2013. This increase was partially offset by the weighted average cost of total interest-bearing liabilities decreasing 7 basis points to 0.91% for the year ended December 31, 2014 compared to 0.98% for the year ended December 31, 2013 which is partially attributable to lower deposit costs.

Interest expense on interest-bearing deposits increased $9.2 million, or 18.5%, to $59.2 million for the year ended December 31, 2014 from $50.0 million for the year ended December 31, 2013. This increase is attributed to the average balance of total interest-bearing deposits increasing $2.19 billion, or 27.2% to $10.26 billion for the year ended December 31, 2014 from $8.06 billion for the year ended December 31, 2013. This increase was partially offset by a 4 basis point decrease in the average cost of interest-bearing deposits to 0.58% for the year ended December 31, 2014 from 0.62% for the year ended December 31, 2013 as deposit rates declined due to the lower interest rate environment.

Interest expense on borrowed funds was $59.7 million for the year ended December 31, 2014 and December 31, 2013. Although the average balance of borrowed funds decreased by $438.9 million or 13.8%, to $2.74 billion for the year ended December 31, 2014 from $3.18 billion for the year ended December 31, 2013, the average cost of borrowed funds increased 30 basis points to 2.18% for the year ended December 31, 2014 from 1.88% for the year ended December 31, 2013, as maturing lower rate short-term borrowings were paid off.

Net Interest Income

Net interest income increased by $21.9 million, or 18.5%, to $140.2 million for the three months ended December 31, 2014 from $118.3 million for the three months ended December 31, 2013. The increase was primarily due to the average balance of interest earning assets increasing $3.80 billion to $17.67 billion at December 31, 2014 compared to $13.88 billion at December 31, 2013. This was partially offset by the average balance of our interest bearing liabilities increasing $1.26 billion to $13.36 billion at December 31, 2014 compared to $12.10 billion at December 31, 2013, as well as the weighted average cost of interest bearing liabilities increasing 1 basis point. In addition, the weighted average yield on our interest-earning assets decreased 34 basis points to 3.87% for the three months ended December 31, 2014 from 4.21% for the three months ended December 31, 2013. This was partially attributed to higher average balances in securities and cash at lower weighted average yields for the three months ended December 31, 2014 compared to the three months ended December 31, 2013. The net interest spread decreased by 35 basis points to 2.94% for the three months ended December 31, 2014 from 3.29% for the three months ended December 31, 2013 as the weighted average yield on interest earning assets declined 34 basis points and the weighted average cost of interest bearing liabilities increased 1 basis point.

Net interest income increased by $106.5 million, or 24.5%, to $542.0 million for the year ended December 31, 2014 from $435.4 million for the year ended December 31, 2013. The increase was primarily due to the average balance of interest earning assets increasing $3.67 billion to $16.58 billion at December 31, 2014 compared to $12.91 billion at December 31, 2013, as well as a 7 basis point decrease in our weighted average cost of interest-bearing liabilities to 0.91% for the year ended December 31, 2014 from 0.98% for the year ended December 31, 2013. These were partially offset by the average balance of our interest bearing liabilities increasing $1.75 billion to $13.00 billion at December 31, 2014 compared to $11.24 billion at December 31, 2013, as well as the weighted average yield on our interest-earning assets decreasing 23 basis points to 3.99% for the year ended December 31, 2014 from 4.22% for the year ended December 31, 2013. This was partially attributed to higher average balances in securities and cash at lower weighted average yields for the year ended December 31, 2014 compared to the year ended December 31, 2013. The net interest spread decreased by 16 basis points to 3.08% for the year ended December 31, 2014 from 3.24% for the year ended December 31, 2013 as the weighted average yield on interest earning assets declined 23 basis points while our weighted average cost of interest bearing liabilities declined 7 basis points.

Non-Interest Income

Total non-interest income increased by $2.4 million, or 32.5% to $9.9 million for the three months ended December 31, 2014 from $7.5 million for the three months ended December 31, 2013. The higher income is mainly attributed to increases in other income of $1.3 million, primarily a result of income on non-deposit investment products. Gain on securities transactions increased $811,000 for the three months ended December 31, 2014. In December 31, 2013, the Company recorded an impairment loss on investment securities for approximately $1.0 million. These increases were partially offset by a decrease in gain on sales of other real estate owned of $687,000 for the three months ended December 31, 2014.

Total non-interest income increased by $5.3 million, or 14.5% to $41.9 million for the year ended December 31, 2014 from $36.6 million for the year ended December 31, 2013. The higher income is mainly attributed to increases in other income of $5.3 million for the year ended December 31, 2014. Included in other income for the year ended December 31, 2014 is a bargain purchase gain of $1.5 million, net of tax, relating to the acquisition of Gateway Community Financial Corp, the federally-chartered holding company for GCF Bank ("Gateway"), which was completed in January 2014. Additionally, income on bank owned life insurance, gain on securities transactions and fees and service charges increased $1.8 million, $774,000 and $595,000, respectively, for the year ended December 31, 2014. These increases were partially offset by a $3.5 million decrease in gain on the sale of loans to $5.3 million for the year ended December 31, 2014 compared to $8.7 million for the year ended December 31, 2013 due to lower volume of sales in the secondary market.

Non-Interest Expenses

Total non-interest expenses increased by $2.1 million, or 2.9%, to $73.9 million for the three months ended December 31, 2014 from $71.9 million for the three months ended December 31, 2013. Included in non-interest expenses for the three months ended December 31, 2013 is $5.6 million of one time costs related to the acquisition of Roma Financial Corporation. Compensation and fringe benefits increased $609,000 for the three months ended December 31, 2014. Other operating expenses increased by $940,000 to $6.8 million for the three months ended December 31, 2014 from $5.8 million for the three months ended December 31, 2013. Occupancy expense and advertising expenses increased by $2.4 million and $869,000, respectively, for the three months ended December 31, 2014. These increases are offset by decreases to data processing fees and federal insurance premiums of $1.4 million and $1.1 million, respectively.

Total non-interest expenses increased by $94.1 million, or 38.3%, to $339.9 million for the year ended December 31, 2014 from $245.7 million for the year ended December 31, 2013. Compensation and fringe benefits increased $43.3 million for the year ended December 31, 2014, which includes $13.0 million related to the accelerated vesting of all stock option and restricted stock awards upon the completion of the second step capital offering in May 2014. In addition, compensation expense included approximately $1.0 million related to retention and severance payments to former Roma Financial Corporation employees and $807,000 related to retention and severance payments to former Gateway employees. The remaining increase in compensation and fringe benefits relate to staff additions to support our continued growth, including the acquisitions of Roma Financial Corporation and Gateway, as well as normal merit increases. Other operating expenses increased by $7.5 million to $27.3 million for the year ended December 31, 2014 from $19.8 million for the year ended December 31, 2013. Contribution to charitable foundation represents the Company's contribution of $20.0 million to the Investors Charitable Foundation in conjunction with the second step capital offering, comprised of 1,000,000 shares of common stock and $10.0 million in cash. Occupancy expense, data processing fees, professional fees and advertising expenses have increased by $10.4 million, $5.5 million, $3.5 million and $3.6 million, respectively, for the year ended December 31, 2014. These increases are primarily the result of our recent acquisitions and organic growth.

Income Taxes

Income tax expense was $21.5 million for the three months ended December 31, 2014, representing a 33.34% effective tax rate compared to income tax expense of $17.1 million for the three months ended December 31, 2013 representing a 38.32% effective tax rate.

Income tax expense was $74.8 million for the year ended December 31, 2014, representing a 36.20% effective tax rate compared to income tax expense of $63.8 million for the year ended December 31, 2013 representing a 36.27% effective tax rate.

For the year ended December 31, 2014, there was a change in New York state tax law. The Company analyzed the impact of this change relative to its deferred tax positions. Based on that analysis, the Company revalued the deferred tax asset, resulting in a tax benefit of $3.0 million and $3.6 million for the three months and year ended December 31, 2014, respectively. This change will likely result in the Company paying higher New York state taxes in future periods.

Provision for Loan Losses

Our provision for loan losses was $11.5 million for the three months ended December 31, 2014 compared to $9.3 million for the three months ended December 31, 2013. For the three months ended December 31, 2014, net charge-offs were $2.3 million compared to $2.1 million for the three months ended December 31, 2013. For the year ended December 31, 2014, our provision for loan losses was $37.5 million compared to $50.5 million for the year ended December 31, 2013. For the year ended December 31, 2014, net charge-offs were $11.1 million compared to $18.7 million for the year ended December 31, 2013. Our provision for the three months ended and year ended December 31, 2014 is a result of continued growth in the loan portfolio, specifically the multi-family, commercial real estate and commercial and industrial portfolios; the inherent credit risk in our overall portfolio, particularly the credit risk associated with commercial real estate lending and commercial and industrial lending; and the level of non-performing loans and delinquent loans. While the economic and real estate conditions in our lending area have improved slightly, management is cautiously optimistic and continues to be prudent in assessing the Company's credit risk.

Our past due loans and non-accrual loans discussed below exclude certain purchased credit impaired (PCI) loans, primarily consisting of loans recorded in the acquisitions of Gateway, Roma Financial Corporation and Marathon Bank. Under U.S. GAAP, the PCI loans (acquired at a discount that is due, in part, to credit quality) are not subject to delinquency classification in the same manner as loans originated by the Bank.  The following table sets forth non-accrual loans and accruing past due loans (excluding PCI loans and loans held for sale) on the dates indicated as well as certain asset quality ratios.

	December 31, 2014		September 30, 2014		June 30, 2014		March 31, 2014		December 31, 2013
	# of loans	amount	# of loans	amount	# of loans	amount	# of loans	amount	# of loans	amount
	(Dollars in millions)
Accruing past due loans:
30 to 59 days past due:
Residential and consumer	127	$23.4	113	$23.5	97	$22.9	90	$17.2	97	$17.9
Construction	—	—	1	0.2	—	—	1	0.01	1	0.3
Multi-family	1	0.7	6	35.7	5	12.8	6	13.0	3	1.4
Commercial real estate	11	6.6	16	5.3	16	12.1	14	10.0	11	16.4
Commercial and industrial	4	0.8	5	2.2	7	3.6	6	4.4	10	5.9
Total 30 to 59 days past due	143	$31.5	141	$66.9	125	$51.4	117	$44.6	122	$41.9
60 to 89 days past due:
Residential and consumer	53	8.7	48	10.6	50	10.0	43	8.0	40	6.6
Construction	—	—	1	1.3	—	—	—	—	1	0.5
Multi-family	1	0.2	2	13.0	—	—	—	—	2	0.2
Commercial real estate	4	0.8	3	0.4	11	2.5	5	1.0	4	10.3
Commercial and industrial	2	0.4	3	0.5	6	1.4	8	1.0	2	0.3
Total 60 to 89 days past due	60	10.1	57	25.8	67	13.9	56	10.0	49	17.9
Total accruing past due loans	203	$41.6	198	$92.7	192	$65.3	173	$54.6	171	$59.8
Non-accrual:
Residential and consumer	406	84.2	383	85.9	361	79.7	348	79.4	304	74.3
Construction	7	4.4	6	12.8	6	13.0	5	13.0	18	16.2
Multi-family	2	3.0	1	1.9	1	1.9	3	0.4	5	5.9
Commercial real estate	36	13.9	29	14.6	26	12.6	15	2.9	12	2.7
Commercial and industrial	11	2.9	4	0.8	10	1.4	9	1.9	4	1.3
Total non-accrual loans	462	$108.4	423	$116.0	404	$108.6	380	$97.6	343	$100.4
Accruing troubled debt restructured loans	55	$35.6	55	$35.2	51	$32.3	50	$37.6	50	$39.6
Non-accrual loans to total loans		0.72%		0.81%		0.78%		0.72%		0.77%
Allowance for loan loss as a percent of non-accrual loans		184.83%		164.68%		171.33%		185.00%		173.30%
Allowance for loan losses as a percent of total loans		1.33%		1.33%		1.34%		1.33%		1.33%

Total non-accrual loans increased to $108.4 million at December 31, 2014 compared to $100.4 million at December 31, 2013. We continue to diligently resolve our troubled loans, however it takes a long period of time to resolve residential credits in our lending area. At December 31, 2014, our allowance for loan loss as a percent of total loans is 1.33%. At December 31, 2014, there were $47.3 million of loans deemed as troubled debt restructurings, of which $23.3 million were residential and consumer loans, $18.4 million were commercial real estate loans, $3.1 million were construction loans, $1.1 million were multi-family loans and $1.4 million were commercial and industrial loans. Troubled debt restructured loans in the amount of $35.6 million were classified as accruing and $11.7 million were classified as non-accrual at December 31, 2014.

The allowance for loan losses increased by $26.4 million to $200.3 million at December 31, 2014 from $173.9 million at December 31, 2013. The increase in our allowance for loan losses is due to the growth of the loan portfolio and the increased credit risk in our overall portfolio, particularly the inherent credit risk associated with commercial real estate lending and commercial and industrial loans. Future increases in the allowance for loan losses may be necessary based on the growth and composition of the loan portfolio, the level of loan delinquency and the economic conditions in our lending area.

Balance Sheet Summary

Total assets increased by $3.15 billion, or 20.2%, to $18.77 billion at December 31, 2014 from $15.62 billion at December 31, 2013. On May 7, 2014, the Company raised net proceeds of $2.15 billion in its second step offering. As a result of deploying the proceeds, securities increased by $1.15 billion, or 70.9%, to $2.76 billion at December 31, 2014 from $1.62 billion at December 31, 2013. Net loans, including loans held for sale, increased $2.00 billion to $14.89 billion at December 31, 2014.

Net loans, including loans held for sale, increased by $2.00 billion, or 15.5%, to $14.89 billion at December 31, 2014 from $12.89 billion at December 31, 2013. This increase includes $195.1 million in loans acquired in conjunction with the Gateway acquisition. At December 31, 2014, total loans were $15.10 billion which included $5.77 billion in residential loans, $5.05 billion in multi-family loans, $3.15 billion in commercial real estate loans, $544.5 million in commercial and industrial loans, $441.0 million in consumer and other loans and $148.4 million in construction loans. For the year ended December 31, 2014, we originated $1.67 billion in multi-family loans, $869.7 million in commercial real estate loans, $445.4 million in commercial and industrial loans, $124.3 million in consumer and other loans and $44.8 million in construction loans. This increase in loans reflects our continued focus on generating multi-family loans, commercial real estate loans and commercial and industrial loans, which was partially offset by pay downs and payoffs of loans. Our loans are primarily on properties and businesses located in New Jersey and New York.

We originate residential mortgage loans through our mortgage subsidiary, Investors Home Mortgage Co., which originated $758.2 million in residential mortgage loans, of which $150.1 million were originated for sale to third party investors and $608.1 million were added to our portfolio for the year ended December 31, 2014. We also purchase mortgage loans from correspondent entities including other banks and mortgage bankers. Our agreements with these correspondent entities require them to originate loans that adhere to our underwriting standards. During the year ended December 31, 2014, we purchased loans totaling $233.9 million from these entities.

Securities, in the aggregate, increased by $1.15 billion, or 70.9%, to $2.76 billion at December 31, 2014 from $1.62 billion at December 31, 2013. This increase is attributed to using a portion of the proceeds from the Company's second step offering to purchase short duration investment securities.

Deposits increased by $1.45 billion, or 13.6%, from $10.72 billion at December 31, 2013 to $12.17 billion at December 31, 2014. This increase includes $254.7 million in deposits added in conjunction with the Gateway acquisition. Core deposits increased $2.27 billion or 30.9%, from December 31, 2013, partially offset by a $814.2 million decrease in certificates of deposit. Core deposits represent approximately 79% of our total deposit portfolio.

Borrowed funds decreased by $601.2 million, or 17.9%, to $2.77 billion at December 31, 2014 from $3.37 billion at December 31, 2013. The Company used approximately half of the proceeds from its second step capital offering to pay down maturing, short-term borrowings.

Stockholders' equity increased by $2.24 billion to $3.58 billion at December 31, 2014 from $1.33 billion at December 31, 2013. The increase is primarily related to the impact of the Company's second step capital offering, net income of $131.7 million for the year ended December 31, 2014 and a $3.3 million decrease to other comprehensive loss. Stockholders' equity was also impacted by the declaration of cash dividends totaling $0.12 per common share for the year ended December 31, 2014 which resulted in a decrease of $42.6 million.

About the Company
Investors Bancorp, Inc. is the holding company for Investors Bank, which as of December 31, 2014 operates from its corporate headquarters in Short Hills, New Jersey and 132 offices located throughout New Jersey and New York.

Earnings Conference Call January 30, 2015 at 11:00 a.m. (ET)
The Company, as previously announced, will host an earnings conference call on Friday, January 30, 2015 at 11:00 a.m. (ET). The toll-free dial-in number is: (866) 218-2404. Callers who pre-register will bypass the live operator and may avoid any delays in joining the conference call. Participants will immediately receive an online confirmation, an email and a calendar invitation for the event.
Conference Call Pre-registration link: http://dpregister.com/10058306

A telephone replay will be available beginning on January 30, 2015 from 1:00 p.m. (ET) through 9:00 a.m. (ET) on April 30, 2015. The replay number is (877) 344-7529 password 10058306. The conference call will also be simultaneously webcast on the Company's website www.myinvestorsbank.com and archived for one year.

Forward Looking Statements

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, as described in our the " Risk Factors" disclosures included in our Annual Report on Form 10-K, as supplemented in quarterly reports on Form 10-Q, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

(1) Please refer to the Non GAAP Reconciliation for details pertaining to adjustments.

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2014 and December 31, 2013

	December 31, 2014	December 31, 2013
	(unaudited)
Assets	(In thousands)

Cash and cash equivalents	$230,961	250,689
Securities available-for-sale, at estimated fair value	1,197,924	785,032
Securities held-to-maturity, net (estimated fair value of $1,609,365 and $839,064 at December 31, 2014 and December 31, 2013, respectively)	1,564,479	831,819
Loans receivable, net	14,887,570	12,882,544
Loans held-for-sale	6,868	8,273
Federal Home Loan Bank stock	151,287	178,126
Accrued interest receivable	55,267	47,448
Other real estate owned	7,839	8,516
Office properties and equipment, net	160,899	138,105
Net deferred tax asset	231,898	216,206
Bank owned life insurance	161,609	152,788
Goodwill and intangible assets	106,705	109,129
Other assets	10,333	14,395
Total Assets	$18,773,639	15,623,070
Liabilities and Stockholders' Equity
Liabilities:
Deposits	$12,172,326	10,718,811
Borrowed funds	2,766,104	3,367,274
Advance payments by borrowers for taxes and insurance	69,893	67,154
Other liabilities	187,461	135,504
Total liabilities	15,195,784	14,288,743
Stockholders' equity:
Preferred stock, $0.01 par value, 100,000,000 authorized shares; none issued	—	—
Common stock, $0.01 par value, 1,000,000,000 shares authorized; 359,070,852 issued and 358,012,895 outstanding at December 31, 2014; 367,041,688 issued and 353,046,057 outstanding at December 31, 2013	3,591	1,519
Additional paid-in capital	2,863,108	720,766
Retained earnings	836,639	734,563
Treasury stock, at cost; 1,057,957 shares at December 31, 2014; 13,995,631 shares at December 31, 2013	(11,131)	(67,046)
Unallocated common stock held by the employee stock ownership plan	(91,948)	(29,779)
Accumulated other comprehensive loss	(22,404)	(25,696)
Total stockholders' equity	3,577,855	1,334,327
Total liabilities and stockholders' equity	$18,773,639	15,623,070

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Consolidated Statement of Income

	For the Three Months		For the Year Ended
	Ended December 31,		December 31,
	2014	2013	2014	2013
	(unaudited)	(unaudited)	(unaudited)
	(Dollars in thousands, except per share data)

Interest and dividend income:
Loans receivable	$155,539	134,940	603,438	504,622
Securities:
Government-sponsored enterprise obligations	11	5	46	9
Mortgage-backed securities	12,375	7,722	44,183	28,057
Equity	26	20	115	61
Municipal bonds and other debt	1,525	1,472	5,653	5,873
Other investments	—	—	14	—
Interest-bearing deposits	173	8	552	49
Federal Home Loan Bank stock	1,441	1,877	6,861	6,397
Total interest and dividend income	171,090	146,044	660,862	545,068
Interest expense:
Deposits	15,961	13,301	59,206	49,969
Borrowed funds	14,958	14,489	59,685	59,673
Total interest expense	30,919	27,790	118,891	109,642
Net interest income	140,171	118,254	541,971	435,426
Provision for loan losses	11,500	9,250	37,500	50,500
Net interest income after provision for loan losses	128,671	109,004	504,471	384,926
Non-interest income
Fees and service charges	4,069	4,475	19,399	18,804
Income on bank owned life insurance	1,054	716	4,652	2,898
Gain on loan transactions, net	1,493	1,446	5,257	8,748
Gain on securities transactions	877	66	1,546	772
Impairment losses on investment securities:
Impairment losses on investment securities	—	(939)	—	(939)
Non-credit related gains recognized in comprehensive income	—	(38)	—	(38)
Net impairment losses on investment securities recognized in earnings	—	(977)	—	(977)
Gain on sales of other real estate owned, net	76	763	809	1,451
Other income	2,305	965	10,198	4,875
Total non-interest income	9,874	7,454	41,861	36,571
Non-interest expense
Compensation and fringe benefits	38,902	38,293	172,068	128,765
Advertising and promotional expense	3,237	2,368	12,238	8,602
Office occupancy and equipment expense	12,645	10,200	49,668	39,226
Federal insurance premiums	2,840	3,900	14,390	14,950
Stationery, printing, supplies and telephone	903	951	4,238	3,395

Professional fees	2,987	3,269	14,672	11,154
Data processing service fees	5,647	7,058	25,333	19,844
Contribution to charitable foundation	—	—	20,000	—
Other operating expenses	6,761	5,821	27,253	19,775
Total non-interest expenses	73,922	71,860	339,860	245,711
Income before income tax expense	64,623	44,598	206,472	175,786
Income tax expense	21,547	17,089	74,751	63,755
Net income	$43,076	27,509	131,721	112,031
Basic earnings per share	$0.13	$0.09	$0.38	$0.40
Diluted earnings per share	$0.12	$0.09	$0.38	$0.40
Weighted average shares outstanding:
Basic	344,075,778	294,113,919	344,389,259	279,632,558
Diluted	347,226,527	297,930,646	347,731,571	283,035,844

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Average Balance Sheet and Yield/Rate Information

	For Three Months Ended
	December 31, 2014			December 31, 2013
	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$433,152	173	0.16%	$178,112	8	0.02%
Securities available-for-sale	1,096,120	4,910	1.79%	830,943	4,066	1.96%
Securities held-to-maturity	1,553,254	9,027	2.32%	734,278	5,153	2.81%
Net loans	14,448,895	155,539	4.31%	11,955,580	134,940	4.51%
Federal Home Loan Bank stock	140,820	1,441	4.09%	177,018	1,877	4.24%
Total interest-earning assets	17,672,241	171,090	3.87%	13,875,931	146,044	4.21%
Non-interest earning assets	734,029			610,315
Total assets	$18,406,270			$14,486,246

Interest-bearing liabilities:
Savings	2,264,068	1,640	0.29%	1,864,064	1,581	0.34%
Interest-bearing checking	2,726,750	2,481	0.36%	1,969,017	1,687	0.34%
Money market accounts	2,968,697	4,977	0.67%	1,886,681	2,524	0.54%
Certificates of deposit	2,868,954	6,863	0.96%	2,964,722	7,509	1.01%
Total interest bearing deposits	10,828,469	15,961	0.59%	8,684,484	13,301	0.61%
Borrowed funds	2,533,248	14,958	2.36%	3,414,634	14,489	1.70%
Total interest-bearing liabilities	13,361,717	30,919	0.93%	12,099,118	27,790	0.92%
Non-interest bearing liabilities	1,478,817			1,191,788
Total liabilities	14,840,534			13,290,906
Stockholders' equity	3,565,736			1,195,340
Total liabilities and stockholders' equity	$18,406,270			$14,486,246

Net interest income		$140,171			$118,254

Net interest rate spread			2.94%			3.29%

Net interest earning assets	$4,310,524			$1,776,813

Net interest margin			3.17%			3.41%

Ratio of interest-earning assets to total interest-bearing liabilities	1.32	X		1.15	X

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Average Balance Sheet and Yield/Rate Information

	For the Year Ended
	December 31, 2014			December 31, 2013
	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$371,636	552	0.15%	$136,656	49	0.04%
Securities available-for-sale	965,969	18,164	1.88%	1,092,496	18,638	1.71%
Securities held-to-maturity	1,315,604	31,847	2.42%	449,742	15,362	3.42%
Net loans	13,776,250	603,438	4.38%	11,065,190	504,622	4.56%
Federal Home Loan Bank stock	152,330	6,861	4.50%	168,028	6,397	3.81%
Total interest-earning assets	16,581,789	660,862	3.99%	12,912,112	545,068	4.22%
Non-interest earning assets	732,469			564,765
Total assets	$17,314,258			$13,476,877

Interest-bearing liabilities:
Savings	2,241,747	6,638	0.30%	1,775,454	6,320	0.36%
Interest-bearing checking	2,478,047	8,755	0.35%	1,791,345	6,245	0.35%
Money market accounts	2,355,982	13,664	0.58%	1,646,235	7,537	0.46%
Certificates of deposit	3,180,032	30,149	0.95%	2,849,573	29,867	1.05%
Total interest bearing deposits	10,255,808	59,206	0.58%	8,062,607	49,969	0.62%
Borrowed funds	2,741,609	59,685	2.18%	3,180,473	59,673	1.88%
Total interest-bearing liabilities	12,997,417	118,891	0.91%	11,243,080	109,642	0.98%
Non-interest bearing liabilities	1,518,331			1,113,121
Total liabilities	14,515,748			12,356,201
Stockholders' equity	2,798,510			1,120,676
Total liabilities and stockholders' equity	$17,314,258			$13,476,877

Net interest income		$541,971			$435,426

Net interest rate spread			3.08%			3.24%

Net interest earning assets	$3,584,372			$1,669,032

Net interest margin			3.27%			3.37%

Ratio of interest-earning assets to total interest-bearing liabilities	1.28	X		1.15	X

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Selected Performance Ratios

	For the Three Months Ended
	December 31,
	2014	2013

Return on average assets	0.94%	0.76%
Return on average equity	4.83%	9.21%
Return on average tangible equity	4.98%	10.07%
Interest rate spread	2.94%	3.29%
Net interest margin	3.17%	3.41%
Efficiency ratio	49.27%	57.16%
Efficiency ratio, adjusted (1)	49.27%	52.28%
Non-interest expense to average total assets	1.61%	1.98%
Average interest-earning assets to average interest-bearing liabilities	1.32	1.15

	For the Year Ended
	December 31,
	2014	2013

Return on average assets	0.76%	0.83%
Return on average equity	4.71%	10.00%
Return on average tangible equity	4.90%	10.98%
Interest rate spread	3.08%	3.24%
Net interest margin	3.27%	3.37%
Efficiency ratio	58.21%	52.06%
Efficiency ratio, adjusted (1)	52.45%	50.76%
Non-interest expense to average total assets	1.96%	1.82%
Average interest-earning assets to average interest-bearing liabilities	1.28	1.15

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Selected Financial Ratios and Other Data

	December 31, 2014	December 31, 2013

Asset Quality Ratios:
Non-performing assets as a percent of total assets	0.81%	0.95%
Non-performing loans as a percent of total loans	0.95%	1.07%
Allowance for loan losses as a percent of non-accrual loans	184.83%	173.30%
Allowance for loan losses as a percent of total loans	1.33%	1.33%

Capital Ratios:
Total risk-based capital (to risk weighted assets) (2)	18.26%	11.39%

Tier 1 risk-based capital (to risk weighted assets) (2)	17.01%	10.14%
Tier 1 leverage (core) capital (to adjusted tangible assets) (2)	12.79%	8.20%
Equity to total assets (period end)	19.06%	8.54%
Average equity to average assets	16.16%	8.32%
Tangible capital (to tangible assets)	18.60%	7.90%
Book value per common share (1) (3)	$10.39	NM
Tangible book value per common share (1) (3)	$10.08	NM

Other Data:
Number of full service offices	132	129
Full time equivalent employees	1,682	1,541

(1) See Non GAAP Reconciliation.
(2) Ratios are for Investors Bank and do not include capital retained at the holding company level.
(3) Book value and tangible book value per common share are not meaningful for periods presented prior to the completion of the second step capital offering on May 7, 2014.

Investors Bancorp, Inc.
Non GAAP Reconciliation
(dollars in thousands, except share data)

	At the period ended December 31,
	2014	2013

Total stockholders' equity	$3,577,855	1,334,327
Goodwill and intangible assets	106,705	109,129
Tangible stockholders' equity	$3,471,150	1,225,198

Book Value per Share Computation
Common stock Issued	359,070,852
Treasury shares	(1,057,957)
Shares Outstanding	358,012,895
Unallocated ESOP shares	(13,737,243)
Book value shares	344,275,652

Book Value Per Share	$10.39	NM	(1)

Tangible Book Value per Share	$10.08	NM	(1)

(1) Book value and tangible book value per common share is not meaningful for periods presented prior to the completion of the second step capital offering on May 7, 2014.

Investors Bancorp, Inc.
Non GAAP Reconciliation
(dollars in thousands, except share data)
Net Income, Basic and Diluted EPS, as adjusted

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2014	2013	2014	2013

Net income	$43,076	27,509	131,721	112,031

Compensation and fringe benefits (2)	—	—	13,013	—
Contribution to charitable foundation (3)	—	—	20,000	—
Restructure expenses (4)	—	5,632	1,384	5,632
Impairment losses on investment securities (5)	—	977	—	977

Total one-time items	—	6,609	34,397	6,609
Effective tax rate	33.34%	38.32%	36.20%	36.27%
One time items, net tax	—	4,077	21,944	4,212

Net bargain purchase gain, net of tax (6)	—	—	(1,482)	—
Tax adjustment (7)	(2,951)	—	(3,584)	—

Adjusted net income	$40,125	31,586	148,599	116,243

Adjusted basic earnings per share	$0.12	$0.11	$0.43	$0.42
Adjusted diluted earnings per share	$0.12	$0.11	$0.43	$0.41

Weighted average shares outstanding:
Basic	344,075,778	294,113,919	344,389,259	279,632,558
Diluted	347,226,527	297,930,646	347,731,571	283,035,844

Investors Bancorp, Inc.
Non GAAP Reconciliation
(dollars in thousands, except share data)
Efficiency Ratio, as adjusted
	For the three months ended December 31,		For the Year Ended December 31,
	2014	2013	2014	2013
Total non-interest expense	$73,922	71,860	339,860	245,711
Net interest income	140,171	118,254	541,971	435,426
Total non-interest income	9,874	7,454	41,861	36,571

Efficiency ratio	49.27%	57.16%	58.21%	52.06%

Compensation and fringe benefits (2)	—	—	13,013	—
Contribution to charitable foundation (3)	—	—	20,000	—
Restructure expenses (4)	—	5,632	1,384	5,632
Adjusted non-interest expense	$73,922	66,228	305,463	240,079

Impairment losses on investment securities (5)	—	977	—	977
Net bargain purchase gain, net of tax (6)	—	—	(1,482)	—
Adjusted non-interest income	$9,874	8,431	40,379	37,548

Adjusted efficiency ratio	49.27%	52.28%	52.45%	50.76%

(2) Compensation expense includes a one time item related to the accelerated vesting of all stock option and restricted stock plans upon the completion of the second step capital transaction.
(3) Represents the Company's contribution of $20.0 million to the Investors Charitable Foundation upon the completion of its second step capital transaction, comprised of 1,000,000 shares of common stock and $10.0 million in cash.

(4) Represents restructure charges included in non-interest expenses related to the acquisition of Roma Financial in December 2013 and Gateway in January 2014.
(5) Represents an impairment loss on investment securities for the three months and year ended December 31, 2013.
(6) Included in other income for the year ended December 31, 2014 is a bargain purchase gain of $1.5 million, net of tax, relating to the acquisition of Gateway, which was completed in January 2014.

(7) Represents tax benefit realized from revaluing the Company's deferred tax asset related to the increase in New York tax rate related to the change in the New York state tax law enacted in 2014.